Gladstone Commercial Corporation Reports Results for the Second Quarter Ended June 30, 2024

Please note that the limited information that follows in this press release is not adequate to make an informed investment judgment.

MCLEAN, VA, August 6, 2024 (ACCESSWIRE) -- Gladstone Commercial Corporation (Nasdaq: GOOD) ("Gladstone Commercial" or the "Company") today reported financial results for the second quarter ended June 30, 2024. A description of funds from operations, or FFO, and Core FFO, both non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release. All per share references are to fully-diluted weighted average shares of common stock and Non-controlling OP Units, unless otherwise noted. For further detail, please also refer to both the quarterly financial supplement and the Company's Quarterly Report on Form 10-Q, which can be retrieved from the Investors section of our website at www.gladstonecommercial.com.

Summary Information (dollars in thousands, except share and per share data):

	As of and for the three months ended
	June 30, 2024		March 31, 2024		$ Change	% Change
Operating Data:
Total operating revenue	$37,057		$35,721		$1,336	3.7%
Total operating expenses	(25,973)		(23,315)	(3)	(2,658)	11.4%
Other expense, net	(9,484)	(1)	(8,880)	(4)	(604)	6.8%
Net income	$1,600		$3,526		$(1,926)	(54.6)%
Less: Dividends attributable to preferred stock	(3,116)		(3,112)		(4)	0.1%
Less: Dividends attributable to senior common stock	(105)		(105)		—	—%
Less: Loss on extinguishment of Series F preferred stock	(4)		(3)		(1)	33.3%
Net (loss) income (attributable) available to common stockholders and Non-controlling OP Unitholders	$(1,625)		$306		$(1,931)	(631.0)%
Add: Real estate depreciation and amortization	16,015		13,326		2,689	20.2%
Add: Impairment charge	—		493		(493)	(100.0)%
Add: Loss on sale of real estate, net	47		—		47	100.0%
Less: Gain on sale of real estate, net	—		(283)		283	(100.0)%
Less: Gain on debt extinguishment, net	—		(300)		300	(100.0)%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$14,437		$13,542		$895	6.6%
Add: Convertible senior common distributions	105		105		—	—%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$14,542		$13,647		$895	6.6%

Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$14,437		$13,542		$895	6.6%
Add: Bad debt write off	64		—		64	100.0%
Add: Write off shelf registration statement costs and prepaid ATM costs	—		183		(183)	(100.0)%
Add: Asset retirement obligation expense	33		33		—	—%
Add: Realized loss on interest rate hedging instruments	—		81		(81)	(100.0)%
Core funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$14,534		$13,839		$695	5.0%
Add: Convertible senior common distributions	105		105		—	—%
Core funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$14,639		$13,944		$695	5.0%

Share and Per Share Data:
Net (loss) income (attributable) available to common stockholders and Non-controlling OP Unitholders - basic and diluted	$(0.04)		$0.01		$(0.05)	(500.0)%

FFO available to common stockholders and Non-controlling OP Unitholders - basic	$0.36		$0.34		$0.02	5.9%
FFO available to common stockholders and Non-controlling OP Unitholders - diluted	$0.36		$0.34		$0.02	5.9%
Core FFO available to common stockholders and Non-controlling OP Unitholders - basic	$0.36		$0.34		$0.02	5.9%
Core FFO available to common stockholders and Non-controlling OP Unitholders - diluted	$0.36		$0.34		$0.02	5.9%
Weighted average shares of common stock and Non-controlling OP Units outstanding - basic	40,553,113		40,314,124		238,989	0.6%
Weighted average shares of common stock and Non-controlling OP Units outstanding - diluted	40,895,360		40,656,371		238,989	0.6%
Cash dividends declared per common share and Non-controlling OP Unit	$0.30		$0.30		$—	—%

Financial Position
Real estate, before accumulated depreciation	$1,239,476	(2)	$1,230,541	(5)	$8,935	0.7%
Total assets	$1,105,546		$1,105,157		$389	—%
Mortgage notes payable, net, borrowings under revolver, and borrowings under term loan, net	$722,536		$719,356		$3,180	0.4%
Total equity and mezzanine equity	$315,862		$318,292		$(2,430)	(0.8)%
Properties owned	136	(2)	132	(5)	4	3.0%
Square feet owned	16,825,776	(2)	16,702,090	(5)	123,686	0.7%
Square feet leased	98.5%		98.9%		(0.4)%	(0.4)%
(1)Includes a $0.05 million loss on sale, net, from the sale of one property during the three months ended June 30, 2024.
(2)Includes two properties classified as held for sale of $9.3 million and 26,331 square feet, in the aggregate.
(3)Includes a $0.5 million impairment charge recognized on one property during the three months ended March 31, 2024.
(4)Includes a $0.3 million gain on sale, net, from the sale of three properties and a $0.3 million gain on debt extinguishment, net, during the three months ended March 31, 2024.
(5)Includes two properties classified as held for sale of $20.6 million and 705,288 square feet, in the aggregate.

Second Quarter Activity:
•Collected 100% of cash rents: Collected 100% of cash rents due during April, May, and June;
•Acquired property: Purchased a five-property portfolio comprised of 142,125 square feet in the aggregate for $12.0 million at a cap rate of 12.3%;
•Sold property: Sold one non-core property as part of our capital recycling program for $2.6 million;
•Extended mortgage debt maturity date: Extended the maturity date of a $7.4 million fixed rate mortgage note from June 2024 to September 2025. As part of the extension, the interest rate became variable at SOFR + 2.25%;
•Renewed and leased space: Renewed or leased 2,383,732 square feet with remaining lease terms ranging from 0.7 to 11.0 years at five of our properties;
•Issued common stock under ATM Program: Issued 756,214 shares of common stock for net proceeds of $10.6 million;
•Issued Series F Preferred Stock: Issued 18,200 shares of our Series F Preferred Stock for net proceeds of $0.4 million; and
•Paid distributions: Paid monthly cash distributions for the quarter totaling $0.30 per share on our common stock and Non-controlling OP Units, $0.414063 per share on our Series E Preferred Stock, $0.375 per share on our Series F Preferred Stock, $0.375 per share on our Series G Preferred Stock, and $0.2625 per share on our senior common stock.

Second Quarter 2024 Results: Core FFO available to common shareholders and Non-controlling OP Unitholders for the three months ended June 30, 2024 was $14.6 million, a 5.0% increase when compared to the three months ended March 31, 2024, equaling $0.36 per share. Core FFO increased primarily due to accelerated rent related to a termination fee on a property sold during the current quarter.

Net loss attributable to common stockholders and Non-controlling OP Unitholders for the three months ended June 30, 2024 was $1.6 million, or $0.04 per share, compared to net income available to common stockholders and Non-controlling OP Unitholders for the three months ended March 31, 2024 of $0.3 million, or $0.01 per share. In the Summary Information table above, we provide a reconciliation of Core FFO to net (loss) income (which we believe is the most directly comparable GAAP measure to Core FFO) for the three months ended June 30, 2024 and March 31, 2024, a computation of basic and diluted Core

FFO per weighted average share of common stock and Non-controlling OP Unit, and basic and diluted net loss per weighted average share of common stock and Non-controlling OP Unit.

Subsequent to the end of the quarter:
•Collected 100% of July cash rents: Collected 100% of cash rents due in July;
•Issued common stock under ATM Program: Issued 1,499,509 shares for net proceeds of $21.6 million;
•Issued Series F Preferred Stock: Issued 3,200 shares for net proceeds of $0.1 million;
•Renewed space: Renewed 91,304 square feet with remaining lease terms ranging from 6.4 to 6.6 years at two of our properties; and
•Declared distributions: Declared monthly cash distributions for July, August, and September 2024, totaling $0.30 per share on our common stock and Non-controlling OP Units, $0.414063 per share on our Series E Preferred Stock, $0.375 per share on our Series F Preferred Stock, $0.375 per share on our Series G Preferred Stock, and $0.2625 per share on our senior common stock.

Comments from Gladstone Commercial’s President, Buzz Cooper: "Our financial results reflect consistent performance and stabilized revenues from our tremendous same store property occupancy, rent collection and growth, accretive real estate investments made during 2023 and 2024, and our ability to renew tenants, as well as our deleveraging and capital recycling programs. We have continued our capital recycling program, whereby we have sold non-core assets and used the proceeds to de-lever our portfolio, as well as acquire properties in our target growth markets. We have successfully exited four non-core assets thus far in 2024, and we have additional non-core assets we anticipate selling over the next one to two years that we believe will result in capital gains. We will continue to opportunistically sell non-core assets and redeploy the proceeds into stronger target growth markets with a focus on industrial investment opportunities. While we expect to face challenges due to the lingering effects of the pandemic, significant inflation with a corresponding increase in interest rates, and the geo-political and economic issues arising from international wars, we feel strongly about the depth of our tenant credit underwriting. We have collected 100% of the first and second quarter's cash rents and 100% of July cash rents. We anticipate our tenants will successfully navigate the current economic climate and will be able to continue operating successfully when economic normalcy returns fully. Despite economic uncertainty, so far during 2024, we renewed or newly leased 2,475,036 square feet with seven tenants. We are actively marketing our remaining vacant space and currently anticipate positive outcomes. We expect to continue to have access to the debt and equity markets, as necessary, for added liquidity. We believe our same store rents, which have increased by 2% annually in recent years, should continue to rise as we grow, and we will continue to primarily focus on investing in our target markets, with an emphasis on industrial properties and actively managing our portfolio."

Conference Call: Gladstone Commercial will hold a conference call on Wednesday, August 7, 2024, at 8:30 a.m. Eastern Time to discuss its earnings results. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for questions. A conference call replay will be available beginning one hour after the call and will be accessible through August 14, 2024. To hear the replay, please dial (877) 660-6853 and use playback conference number 13746756. The live audio broadcast of the Company's quarterly conference call will also be available on the investors section of our website, www.gladstonecommercial.com.

About Gladstone Commercial: Gladstone Commercial Corporation is a real estate investment trust focused on acquiring, owning, and operating net leased industrial and office properties across the United States. Further information can be found at www.gladstonecommercial.com.

About the Gladstone Companies: Information on the business activities of the Gladstone family of funds can be found at www.gladstonecompanies.com.

Investor Relations: For Investor Relations inquiries related to any of the monthly distribution-paying Gladstone family of funds, please visit www.gladstonecompanies.com.

Non-GAAP Financial Measures:

FFO: The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.

Core FFO: Core FFO is FFO adjusted for certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include the adjustment for acquisition related expenses, gains or losses from early extinguishment of debt and any other non-recurring expense adjustments. Although the Company’s calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its operating performance. Accordingly, Core FFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.

The Company’s presentation of FFO, as defined by NAREIT, or presentation of Core FFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.

The statements in this press release regarding the forecasted stability of Gladstone Commercial’s income, its ability, plans or prospects to re-lease its unoccupied properties, and grow its portfolio are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on Gladstone Commercial’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, Gladstone Commercial’s ability to raise additional capital; availability and terms of capital and financing, both to fund its operations and to refinance its indebtedness as it matures; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease space; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 21, 2024, and other reports filed with the SEC. Gladstone Commercial cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Gladstone Commercial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Gladstone Commercial Corporation
(703) 287-5893